EXHIBIT 5.1
[Walgreen Co. Letterhead]
Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015
July 18, 2011
Ladies and Gentlemen:
A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission (the “Commission”) to register $150,000,000 of Deferred Compensation Obligations (the “Obligations”) of Walgreen Co., an Illinois corporation (the “Company”), issuable from time to time in connection with the Company’s Executive Deferred Profit-Sharing Plan, as amended and restated effective January 1, 2012 (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
I have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company, including its Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, minutes of directors’ and shareholders’ meetings, and such other documents (including the Plan) which I have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based upon and subject to the foregoing, it is my opinion that the Obligations, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
This opinion is limited to the law of the State of Illinois. This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein. I consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. I do not, in giving such consent, admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Dana I. Green
Dana I. Green
Executive Vice President,
General Counsel & Corporate Secretary